Exhibit 99.1

  NEW STUDY DEMONSTRATES CARDIODYNAMICS' ICG COST-EFFECTIVENESS IN UNCONTROLLED
                                  HYPERTENSION

                       44% LOWER INCREMENTAL COST WITH ICG

    SAN DIEGO, Nov. 6 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) impedance cardiography (ICG) technology, today announced the publication of a cost-effectiveness study in the American Heart Hospital Journal's Fall 2006 edition. The study showed that use of ICG was cost-effective in both the short- and long-term when compared to standard care treatment of patients with uncontrolled hypertension.

    In the previously-published CONTROL trial, use of ICG in the treatment of uncontrolled hypertension resulted in an eight millimeter Mercury (mm Hg) greater systolic blood pressure reduction and a seven mm Hg greater diastolic blood pressure reduction than standard care. Until the completion of this cost-effectiveness study, it was unknown whether the clinical benefits of using ICG in uncontrolled hypertension could also be considered cost-effective. The short-term cost-effectiveness analysis demonstrated that the additional blood pressure reduction that was achieved with ICG care in the CONTROL trial was achieved at a significantly lower incremental cost than the cost to reduce blood pressure with standard care. ICG care's incremental cost per mm Hg reduced was $20 for systolic blood pressure (44% less than standard care's $36 cost per mm Hg reduced) and $23 for diastolic blood pressure (71% less than standard care's $79 cost per mm Hg reduced). The long-term cost-effectiveness analysis showed that even if only a fraction of the short-term blood pressure advantages with ICG were sustained, patients treated with ICG would likely experience fewer cardiovascular events and cost almost $500 less to the healthcare system over a ten-year period. If ICG testing were used in all uncontrolled hypertensives over the age of 60 in the United States, it was estimated that the healthcare system could reduce costs by four billion dollars over a ten-year period.

    Carlos M. Ferrario M.D., principal investigator of the CONTROL trial and Professor and Director of Hypertension and Vascular Disease Center, Wake Forest University School of Medicine, stated, "The annual cost of treating hypertension in the United States is over $63 billion, with $23 billion attributed to direct patient care and $24 billion to drug costs. In today's resource-constrained environment, most healthcare insurance providers are just as concerned with costs as they are with quality of care. Therefore, cost-effectiveness analysis is becoming increasingly important in the evaluation of new technologies and therapies. Two randomized controlled trials have already shown that use of ICG results in greater blood pressure reduction and better blood pressure control rates. Now that we know that use of ICG also results in cost-effective utilization of healthcare resources, the evidence is even more compelling for greater use of ICG in this population."

    "It is very encouraging to verify that ICG technology not only improves clinical outcomes, but does so in a way that helps control costs in our healthcare system. The publication of the CONTROL cost-effectiveness data is an important milestone as we believe it will aid our efforts to broaden healthcare insurance coverage of ICG for hypertension, which will allow more patients to benefit from this important technology," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "We remain committed to making ICG a cardiovascular standard of care and will continue to pursue research studies that demonstrate ICG's clinical value and cost-effectiveness."

    To obtain copies of the publication, please access the following link: http://www.lejacq.com/downloads/3rdPartyLinkOut/CrdDyn-HH5728-Ferrario.pdf

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    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future reimbursement, insurance coverage for ICG, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ(R) product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-                             11/06/2006
    /CONTACT: Rhonda Rhyne, President of CardioDynamics, +1-800-778-4825, ext. 1013, rrhyne@cardiodynamics.com/
    /Web site:  http://www.cdic.com /
    (CDIC)